EXHIBIT 35.1
VW Credit, Inc. Servicer Compliance Statement Under Item 1123 of Regulation AB

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2008-1
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of May 9, 2008 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2008-1, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Citibank, N.A., as Indenture Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from May 9, 2008 through December 31, 2008, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period, except that, with respect to the Applicable Servicing Criterion in Paragraphs (d)(2)(i) and (d)(3)(i) of Item 1122:
a.	On October 21, 2008, an error was discovered in the Monthly Servicer’s Certificate filed on October 20, 2008. Line 106, Beginning Net Principal Losses and Line 108, Cumulative Net Principal Losses were incorrectly reported on the Monthly Servicer’s Certificate. On October 22, 2008, a restated version of the monthly Servicer’s Certificate was delivered to the Indenture Trustee. On October 28, 2008, an amendment to the Form 10-D was filed in order to replace the exhibit 99.1.

b.	On November 1, 2008 a process control deficiency was identified when a payment failed to transfer to the collection account within the two day requirement, however, sufficient funds were being transferred on a daily basis resulting in no impact to the Noteholders. A monthly reconciliation process is in place to identify these types of deposits and the above mentioned deficiency was detected during our monthly reconciliation process.

c.	On January 14, 2009, an error was discovered in the Monthly Servicer’s Certificates filed on May 20, 2008, June 20, 2008, July 21, 2008, August 20, 2008, September 22, 2008, October 20, 2008, November 20, 2008 and December 22, 2008. Line 101, the Actual Monthly Prepayment Speed, was incorrectly reported on the Monthly Servicer’s Certificate. On January 28, 2009, restated versions of the Monthly Servicer’s Certificates were delivered to the Indenture Trustee. On February 2, 2009, amendments to the Form 10-D were filed in order to replace the exhibit 99.1.
3.	IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this thirtieth day of March, 2009.

/s/Andrew Stuart
Andrew Stuart
Executive Vice President & CFO